Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Rocky Krivijanski	Kelly Reisdorf
Phone: 571-343-7003	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Reports FY19 Fourth Quarter and Full-Year Operating Results

Vista Outdoor Generates Strong Free Cash Flow and Repays $211 million, or 23 percent, of Debt in FY19

Vista Outdoor Establishes FY20 Financial Guidance

Anoka, Minnesota, May 9, 2019 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the fourth quarter and full Fiscal Year 2019 (FY19), both of which ended on March 31, 2019.

"Vista Outdoor delivered solid FY19 results and made significant progress in the first year of our multi-year transformation," said Chris Metz, Vista Outdoor Chief Executive Officer.  "We have taken significant cost out of our business, reduced corporate overhead, strengthened our leadership team and restructured our brand teams to allow them greater flexibility to respond to the needs of their consumers and deliver innovative products that will drive growth in the future  - in short, we have rebuilt the foundation of our company.  While there is more work to be done, these actions were designed to sharpen our strategic focus and provide our brands with a platform to support growth and improved profitability for the future."

"The company exceeded sales guidance and delivered free cash flow within our FY19 guidance range, allowing us to pay down $211 million of debt throughout the full year.  Sales and margin pressure in the Shooting Sports segment affected our EPS results, but we made great strides across our brand portfolio in our focus on profitability in FY19, while still continuing to deliver high-quality, innovative products to our consumers. I’m proud of what we accomplished this past fiscal year, and I'm confident that in FY20, Vista Outdoor will build on this stronger and more stable foundation as we continue on our path to restoring profitable growth for our company."

Fiscal Year 2019
For the fourth quarter ended March 31, 2019:

•
Sales were $515 million, down 10 percent from the prior-year quarter. The decline was caused by the sale of Eyewear in the second quarter, lower sales in hydration and hunting and shooting accessories in the Outdoor Products segment, and lower demand within firearms.

•
Gross profit was $99 million, down 9 percent from the prior-year quarter. Adjusted gross profit was $103 million, down 8 percent from the prior-year quarter. The decrease in gross profit is due to the sale of eyewear and lower sales.

•
Operating expenses were $136 million, compared to $125 million in the prior-year quarter. Adjusted operating expenses were $92 million, compared to $123 million in the prior-year quarter. The decrease in operating expenses was driven primarily by the sale of eyewear, cost savings initiatives and lower overall selling costs.

•
Interest expense was $11 million for the quarter, compared to $12 million in the prior-year quarter. The decrease was due to overall lower debt balance, partially offset by a higher average interest rate.

•	Tax rate was (3) percent, compared to 42 percent in the prior-year quarter. The adjusted tax rate was 170 percent, compared to 46 percent in the prior-year quarter.

•	Fully diluted earnings per share (EPS) was $(0.84), compared to $(0.28) in the prior-year quarter. Adjusted EPS was $0.01, compared to $(0.22) in the prior-year quarter.

For the fiscal year ended March 31, 2019:

•
Sales were $2.06 billion, down 11 percent from the prior year. The decline was caused by the sale of Eyewear in the second quarter, lower demand in the market for rimfire and centerfire ammunition in the Shooting Sports segment, and hunting and shooting accessories, hydration, and Action Sports businesses in the Outdoor Products segment.

•
Gross profit was $416 million, down 20 percent compared to the prior year. Adjusted gross profit was $432 million, compared to $524 million in the prior year. The decline was caused by the sale of Eyewear, lower sales volume and pricing, increased promotional activity and unfavorable product mix in Shooting Sports and lower sales volumes in Outdoor Products.

•
Operating expenses were $1,026 million, compared to $606 million in the prior year, primarily due to goodwill, intangible and held for sale asset impairments. Adjusted operating expenses were $371 million compared to $444 million in the prior year. The decline in operating expenses was driven by the sale of eyewear, cost savings initiatives and lower overall selling costs.

•
Interest expense was $57 million, compared to $49 million in the prior year. Adjusted interest expense was $51 million, compared to $49 million in the prior year. The increase was due to a higher average interest rate, partially offset by a decrease in average debt balance.

•	Tax rate was 4 percent, compared to 55 percent in the prior year. The adjusted tax rate was 14 percent, compared to 8 percent in the prior year.

•	EPS was $(11.27), compared to $(1.05) in the prior year. Adjusted EPS was $0.14 compared to $0.50 in the prior year.

•
Cash flow provided by operating activities was $97 million, compared to $252 million in the prior year. Free cash flow generation was $79 million, compared to $206 million in the prior-year period. The decrease was primarily a result of less favorable net working capital benefits and decreased gross profit, offset by lower operating expenses.

"We delivered a full year of solid FY19 operating results towards our strategic transformation amidst a challenging external marketplace," said Mick Lopez, Vista Outdoor Chief Financial Officer. "We exceeded our revenue guidance for the year, however our fourth quarter profitability was lower than expected as a result of increases to reserves for customer credit risk and product liability litigation. In addition, during the quarter we experienced temporary production and supply issues within the Shooting Sports segment that impacted our ability to meet demand for certain higher margin products."

The company will provide additional information in its Form 10-K, which will be filed this month. Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2020
"We remain on track in our multi-year strategic transformation, with sharpened profit and cash generation focus and improved risk posture as a result of our enhanced capital structure," said Mick Lopez, Vista Outdoor Chief Financial Officer. "We expect to see contributions from our leadership changes in new product introductions and world-class marketing in the second half of fiscal year 2020 that should drive long-term profitable growth."

Vista Outdoor FY20 financial guidance (including Savage Arms for the full year):

•	Sales in a range of $1.940 billion to $2.030 billion

•	Interest expense of approximately $45 to $50 million

•	Tax rate reported and adjusted of approximately 5 percent

•	Earnings per share in a range of $0.28 to $0.38

•	Capital expenditures of approximately $45 to $50 million

•	Free cash flow in a range of $55 to $65 million

The company also expects FY20 EBITDA margins of approximately 7 percent. FY20 guidance does not include the impact of any additional future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its strategic business transformation plan, FY19 financial results and FY20 guidance on May 9, 2019, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 4091410.

Reconciliation of Non-GAAP Financial Measures
 The adjusted gross profit, adjusted operating expenses, adjusted operating profit, adjusted other income(expense), adjusted earnings before interest and tax (EBIT), adjusted interest expense, adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating expenses, operating profit, EBIT, other income/(expense), tax rate, net income, and EPS excluding, where applicable, the impact of costs incurred for contingent consideration, current and potential transaction costs, debt issuance costs, CEO/CFO transition, goodwill and intangibles impairment, impairment of held-for-sale assets, loss on eyewear sale, business transformation activities, reorganization, pension curtailment, and tax reform. Vista Outdoor management is presenting these measures so a reader may compare gross profit, EBIT, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Total Vista Outdoor for the Quarter Ended
March 31, 2019	Gross Profit	Operating Expenses	Operating Profit	EBIT	Interest Expense	Taxes	Tax Rate	Net Income	EPS
As reported	$99,357	$135,740	$(36,383)	$(36,383)	$(10,851)	$1,401	(3.0)%	$(48,635)	$(0.84)
Contingent Consideration	—	(843)	843	843	—	202		641	0.01
Transaction costs	—	(14)	14	14	—	(214)		228	—
Debt issuance costs	—	—	—	—	(385)	(92)		(293)	(0.01)
Goodwill and intangibles impairment	—	—	—	—	—	(4,605)		4,605	0.08
Impairment of held-for-sale assets	—	(36,384)	36,384	36,384	—	—		36,384	0.63
Transformation	3,624	(6,194)	9,818	9,818	—	2,356		7,462	0.13
As adjusted	$102,981	$92,305	$10,676	$10,676	$(11,236)	$(952)	170.0%	$392	$0.01

March 31, 2018	Gross Profit	Operating Expenses	Operating Profit	EBIT	Interest Expense	Taxes	Tax Rate	Net Income	EPS
As reported	$109,322	$125,068	$(15,746)	$(15,746)	$(11,758)	$(11,582)	42.1%	$(15,922)	$(0.28)
Contingent consideration	—	2,989	(2,989)	(2,989)	—	285		(3,274)	(0.06)
Transaction costs	—	(895)	895	895	—	303		592	0.01
CEO/CFO transition costs	—	(291)	291	291	—	86		205	—
Tax reform	—	—	—	—	—	(1,713)		1,713	0.03
Reorganization	2,901	(3,660)	6,561	6,561	—	2,218		4,343	0.08
As adjusted	$112,223	$123,211	$(10,988)	$(10,988)	$(11,758)	$(10,403)	45.7%	$(12,343)	$(0.22)

Total Vista Outdoor for the Year Ended
March 31, 2019	Gross Profit	Operating Expenses	Operating Profit	Other Income / (Expense)	EBIT	Interest Expense, Net	Taxes	Tax Rate	Net Income	EPS
As reported	$415,688	$1,025,973	$(610,285)	$(6,796)	$(617,081)	$(57,191)	$(25,829)	3.8%	$(648,443)	$(11.27)
Contingent Consideration	—	(3,371)	3,371	—	3,371	—	809		2,562	0.04
Transaction costs	—	(9,824)	9,824	—	9,824	—	2,141		7,683	0.13
Debt issuance costs	—	—	—	—	—	5,879	1,411		4,468	0.08
Goodwill and intangibles impairment	—	(536,627)	536,627	—	536,627	—	13,197		523,430	9.10
Loss on Eyewear sale	—	—	—	4,925	4,925	—	(1,379)		6,304	0.11
Impairment of held-for-sale assets	—	(84,555)	84,555	—	84,555	—	—		84,555	1.47
Transformation	15,909	(20,771)	36,680	1,871	38,551	—	8,803		29,748	0.52
Tax reform	—	—	—	—	—	—	2,189		(2,189)	(0.04)
As adjusted	$431,597	$370,825	$60,772	$—	$60,772	$(51,312)	$1,342	14.2%	$8,118	$0.14

March 31, 2018	Gross Profit	Operating Expenses	Operating Profit	Other Income / (Expense)	EBIT	Interest Expense, Net	Taxes	Tax Rate	Net Income	EPS
As reported	$520,962	$605,537	$(84,575)	$—	$(84,575)	$(49,214)	$(73,557)	55.0%	$(60,232)	$(1.05)
Contingent consideration	—	1,515	(1,515)	—	(1,515)	—	1,197		(2,712)	(0.05)
Transaction costs	—	(1,893)	1,893	—	1,893	—	654		1,239	0.02
Pension curtailment	—	5,782	(5,782)	—	(5,782)	—	(2,154)		(3,628)	(0.06)
CEO/CFO transition costs	—	(9,747)	9,747	—	9,747	—	3,234		6,513	0.11
Impairment	—	(152,320)	152,320	—	152,320	—	23,392		128,928	2.25
Tax reform	—	—	—	—	—	—	47,087		(47,087)	(0.82)
Reorganization	2,901	(5,310)	8,211	—	8,211	—	2,775		5,436	0.09
As adjusted	$523,863	$443,564	$80,299	$—	$80,299	$(49,214)	$2,628	8.5%	$28,457	$0.50

GROSS PROFIT RECONCILIATION BY SEGMENT
Outdoor Products
Quarter ended March 31, 2019:
(in thousands)
	Cost of Sales	Gross Profit
As reported	$169,107	$51,208
Business transformation	(1,817)	1,817
As adjusted	$167,290	$53,025

Shooting Sports
Quarter ended March 31, 2019:
(in thousands)
	Cost of Sales	Gross Profit
As reported	$246,813	$48,209
Business transformation	(1,807)	1,807
As adjusted	$245,006	$50,016

GROSS PROFIT RECONCILIATION BY SEGMENT
Outdoor Products
Year ended March 31, 2019:
(in thousands)
	Cost of Sales	Gross Profit
As reported	$752,040	$237,966
Business transformation	(9,937)	9,937
As adjusted	$742,103	$247,903

Shooting Sports
Year ended March 31, 2019:
(in thousands)
	Cost of Sales	Gross Profit
As reported	$890,737	$177,785
Business transformation	(5,972)	5,972
As adjusted	$884,765	$183,757

*NOTE: Adjustments to "as reported" results are items that are excluded from reported GAAP results to arrive at the "as adjusted" results for the quarters and years ended March 31, 2019 and 2018. EPS amounts may not foot due to rounding.

Fiscal Year 2019 Adjustments
During the quarter and year ended March 31, 2019, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid over the next year, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter and year ended March 31, 2019, we incurred transaction costs associated with possible and completed transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter and year ended March 31, 2019, we recognized amounts related to debt issuance costs in connection with the refinancing our Amended and Restated Credit Agreement dated April 1, 2016. Given the infrequent and unique nature of the debt issuance write-off costs, the company believes these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2019, we recognized a $537 million total impairment of goodwill and identifiable intangible assets. The trading price of our common stock declined significantly in the third quarter, increasing the difference between the market value of Vista Outdoor equity and the book value of the assets recorded on our balance sheet and implying that investors’ may believe that the fair value of our reporting units is lower than their book value. In addition, as a result of a weaker than expected 2018 holiday shopping season and increasing uncertainty from the impact of retail bankruptcies, tariffs and other factors affecting the market for our products, we reduced our sales projections for fiscal year 2020 and beyond for a number of our reporting units for purposes of our long-range financial plan, which is updated annually beginning in our third quarter. As a result of these factors, we determined that a triggering event had occurred during the quarter with respect to our Hunting and Shooting Accessories, Outdoor Recreation, and Action Sports reporting units, which required that we assess the fair value of these reporting units using the income-based and market-based approaches Additionally, during the third quarter of fiscal year 2019, we made a decision to sell the legal entities comprising our firearms business, which is part of our Shooting Sports segment and comprises our firearms reporting unit which required that we assess the fair value of this reporting unit using the income-based and market-based approaches. Given the unusual and infrequent nature of this impairment we do not believe these costs are indicative of operations of the company. The tax effect of the goodwill and intangibles impairment charge was determined based on the fact that the goodwill impairment charge of $408 million, a portion of which was non-deductible and the remainder was deductible at a rate of approximately 24 percent for tax purposes, and the remaining intangible asset impairment of $129 million was deductible at a rate of approximately 24 percent. The third quarter impairment caused the Company to be in a three-year cumulative loss position, which resulted in a valuation allowance on deferred tax assets to be recorded. Given the unusual and infrequent nature of this valuation allowance, we do not believe the $33 million tax expense related to the valuation allowance of the deferred tax assets is indicative of operations of the company.

During the year ended March 31, 2019, the Company completed the sale of its Bollé, Serengeti, and Cébé brands (the "Eyewear Brands"). The selling price was $158 million, subject to customary working capital adjustments. As a result, the Company recorded a pretax loss of approximately $5 million, which is included in other income (expense), net. Given the infrequent and unique nature of this divestiture, the company believes these costs are not indicative of ongoing operations. The tax amount is based upon the estimated taxes due on the transaction.

During the quarter and year ended March 31, 2019, Vista Outdoor recognized a loss of $36 million and $40 million, respectively, related to the impairment of the firearms held-for-sale assets. During the year ended March 31, 2019, the company recognized a loss of $45 million related to the impairment of the eyewear brand held-for-sale assets. Given the infrequent and unique nature of the firearms and eyewear brand business divestitures, the company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the quarter and year ended March 31, 2019, Vista Outdoor incurred business transformation costs related to the sublease of the former corporate headquarters, operational realignments, and the implementation of a new ERP system. We also incurred costs related to consulting services associated with a strategic supply chain efficiency initiative. These consulting services costs are directly related to improving efficiencies of inventory procurement and are therefore classified as costs of goods sold. Given the infrequent and unique nature of these business transformation costs, the company believes these costs are not indicative of ongoing operations. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2019, Vista Outdoor recognized a tax benefit related to the revaluation of the balance sheet as a result of tax legislation, which has been enacted in the United States and France in the prior year. Vista Outdoor believes the tax benefit related to the revaluation of the balance sheet is not indicative of the ongoing operations of the company.

Fiscal Year 2018 Adjustments
During the quarter and year ended March 31, 2018, Vista Outdoor recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which is paid over the three years following the acquisition, subject to continued Camp Chef leadership employment and the achievement of certain incremental growth milestones. Also, for the quarter and year ended March 31, 2018, as a result of not attaining the level of growth required to achieve the milestone earn-out for the Bell Powersports product line, the company revalued the contingent consideration based on expected incremental profitability growth milestones and reduced the liability by approximately $3.8 million. The tax effects of the contingent consideration adjustments related to Camp Chef were calculated based on a blended statutory rate of approximately 34 to 37 percent. The contingent consideration adjustment related to the Bell Powersports product line is not taxable. Given these contingent consideration amounts relate to the purchase prices of companies and are not normal ongoing compensation of the employees, Vista Outdoor believes these costs are not indicative of operations.

During the quarter and year ended March 31, 2018, Vista Outdoor incurred transaction costs associated with possible transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one acquisition to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 34 to 37 percent.

During the year ended March 31, 2018, Vista Outdoor announced changes to its qualified and non-qualified defined benefit pension plans that resulted in a one-time pension curtailment gain of approximately $6 million. The curtailment was effective July 31, 2017, with employees receiving a pro-rated pay credit for 2017, and no future pay credits beginning in 2018. Given the nature of this item, Vista Outdoor believes the gain is not indicative of the ongoing operations of the company. The tax effect of the pension curtailment was calculated based on a blended statutory rate of approximately 37 percent.

During the year ended March 31, 2018, the company completed its search for a permanent CEO and announced the departure of the CFO. During the quarter ended March 31, 2018, Vista Outdoor incurred costs related to severance and executive search fees related to the CFO transition. The company believes the costs related to these transitions are not indicative of the ongoing operations of the company. The tax effect of the costs was calculated based on a blended statutory rate of approximately of 34 to 37 percent, partially offset by a tax deduction shortfall.

During the year ended March 31, 2018, Vista Outdoor recognized a $152 million total impairment of goodwill and identifiable intangible assets. The company previously anticipated a return to sales growth in Fiscal Year 2018 for the Hunting and Shooting Accessories and Sports Protection reporting units. However, during the quarter ended October 1, 2017, the company concluded that the return to growth for those reporting units would take longer than previously anticipated. As a result, management reduced the projected cash flows for these reporting units to reflect the lower expected sales volume and higher product discounting. This reduction in internal projections for these reporting units triggered an analysis of goodwill and tradename intangibles. Given the unusual and infrequent nature of this impairment, Vista Outdoor believes these costs are not indicative of operations of the company. The tax effect of the impairment charge reflects the fact that part of the goodwill impairment charge of $143 million was non-deductible for tax purposes, and the remaining goodwill and intangibles impairment charge was deductible at a rate of approximately 37 percent.

During the quarter and year ended March 31, 2018, Vista Outdoor recognized a tax benefit related to the revaluation of the balance sheet as a result of tax legislation, which has been enacted in the United States and France. Vista Outdoor believes the tax benefit related to the revaluation of the balance sheet is not indicative of the ongoing operations of the company.

During the quarter and year ended March 31, 2018, Vista Outdoor incurred costs related to reorganization. These costs relate primarily to consulting costs for the review of the company’s organizational structure and portfolio of brands, as well as severance costs associated with positions that have been eliminated. In addition, as part of the portfolio review, Vista Outdoor decided to exit a specific product line within the Outdoor Products segment and therefore has written off the related inventory. Given the infrequent and unique nature of the reorganization, the company believes these costs are not indicative of ongoing operations. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 37 percent.

Free Cash Flow
Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: contingent consideration, transaction costs paid to date, debt issuance costs, CEO/CFO transition costs paid to date, loss on Eyewear sale, business transformation costs paid to date, and reorganization costs paid to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Year ended March 31, 2019	Year ended March 31, 2018	Projected Year Ending March 31, 2020
Cash provided by operating activities	$97,475	$252,355	$100,000 - 115,000
Capital expenditures	(42,242)	(66,627)	~(45,000 - 50,000)
Contingent consideration	3,371	3,371	—
Transaction costs	7,466	1,239	—
Debt issuance costs	(1,411)	—	—
CEO/CFO transition costs	—	12,388	—
Loss on Eyewear sale	1,379	—	—
Transformation costs	13,339	—	—
Reorganization costs	—	3,515	—
Free cash flow	$79,377	$206,241	$55,000 - 65,000

EBITDA Margin
EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the company's core profitability and helps investors analyze underlying trends in the company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

Vista Outdoor has not reconciled EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.
Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state firearms and ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	QUARTERS ENDED		YEARS ENDED
(Amounts in thousands except per share data)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Sales, net	$515,336	$571,227	$2,058,528	$2,308,463
Cost of sales	415,979	461,905	1,642,840	1,787,501
Gross profit	99,357	109,322	415,688	520,962
Operating expenses:
Research and development	7,061	7,550	27,742	29,663
Selling, general, and administrative	92,295	117,394	377,049	423,430
Acquisition claim settlement gain, net	—	—	—	—
Goodwill and intangibles impairment	—	124	456,023	152,444
Impairment of held-for-sale goodwill	—	—	80,604	—
Impairment of held-for-sale assets	36,384	—	84,555	—
Income (loss) before other expense, interest, and income taxes	(36,383)	(15,746)	(610,285)	(84,575)
Other expense	—	—	(6,796)	—
Income (loss) before interest and income taxes	(36,383)	(15,746)	(617,081)	(84,575)
Interest expense, net	(10,851)	(11,758)	(57,191)	(49,214)
Income (loss) before income taxes	(47,234)	(27,504)	(674,272)	(133,789)
Income tax provision (benefit)	1,401	(11,582)	(25,829)	(73,557)
Net income (loss)	$(48,635)	$(15,922)	$(648,443)	$(60,232)
Earnings (loss) per common share:
Basic	$(0.84)	$(0.28)	$(11.27)	$(1.05)
Diluted	$(0.84)	$(0.28)	$(11.27)	$(1.05)
Weighted-average number of common shares outstanding:
Basic	57,604	57,310	57,544	57,167
Diluted	57,604	57,310	57,544	57,167

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	March 31, 2019	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$21,935	$22,870
Net receivables	344,249	421,763
Net inventories	344,491	382,278
Income tax receivable	—	3,379
Assets held for sale	207,607	200,440
Other current assets	21,180	27,962
Total current assets	939,462	1,058,692
Net property, plant, and equipment	215,592	277,207
Goodwill	204,496	657,536
Net intangible assets	360,520	592,279
Deferred charges and other non-current assets	17,953	29,122
Total assets	$1,738,023	$2,614,836
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$19,335	$32,000
Accounts payable	99,283	114,549
Accrued compensation	36,456	36,346
Accrued income taxes	436	—
Federal excise tax	18,482	22,701
Liabilities held for sale	46,030	42,177
Other accrued liabilities	97,175	97,447
Total current liabilities	317,197	345,220
Long-term debt	684,670	883,399
Deferred income tax liabilities	17,757	66,196
Accrued pension and postemployment benefits	46,083	38,196
Other long-term liabilities	63,276	64,335
Total liabilities	1,128,983	1,397,346
Commitments and contingencies
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—57,710,934 shares at March 31, 2019 and 57,431,299 shares at March 31, 2018	577	574
Additional paid-in-capital	1,752,419	1,746,182
Accumulated deficit	(804,969)	(156,526)
Accumulated other comprehensive loss	(82,967)	(104,296)
Common stock in treasury, at cost—6,253,505 shares held at March 31, 2019 and 6,533,140 shares held at March 31, 2018	(256,020)	(268,444)
Total stockholders' equity	609,040	1,217,490
Total liabilities and equity	$1,738,023	$2,614,836

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Years Ended March 31
(Amounts in thousands)	2019	2018
Operating Activities
Net income (loss)	$(648,443)	$(60,232)
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	53,129	55,090
Amortization of intangible assets	24,374	34,669
Deferred financing costs expensed	10,573	3,026
Impairment of held-for-sale assets	84,555	—
Impairment of held-for-sale goodwill	80,604	—
Goodwill and intangibles impairment	456,023	152,444
Deferred income taxes	(22,718)	(78,989)
Loss on disposal of property	14,081	129
Loss on disposition	4,925	—
Share-based compensation	6,599	9,299
Changes in assets and liabilities, net of acquisition of businesses:
Net receivables	30,998	5,733
Net inventories	(7,102)	155,526
Accounts payable	540	(1,633)
Accrued compensation	2,563	6,822
Accrued income taxes	4,907	24,915
Federal excise tax	407	(7,440)
Pension and other postretirement benefits	(2,657)	(22,850)
Other assets and liabilities	4,117	(24,154)
Cash provided by operating activities	97,475	252,355
Investing Activities
Capital expenditures	(42,242)	(66,627)
Proceeds from the sale of Eyewear business	154,595	—
Proceeds from the disposition of property, plant, and equipment	365	128
Cash provided by (used) for investing activities	112,718	(66,499)
Financing Activities
Borrowings on line of credit	545,000	250,000
Payments of line of credit	(325,000)	(425,000)
Proceeds from issuance of long-term debt	149,343	—
Payments made on long-term debt	(580,834)	(32,000)
Payment from former parent	13,047	—
Payments made for debt issue costs	(10,376)	(1,879)
Deferred payments for acquisitions	(1,348)	(1,348)
Proceeds from employee stock compensation plans	376	4,824
Shares withheld for payroll taxes	(1,318)	(3,147)
Cash provided by (used for) financing activities	(211,110)	(208,550)
Effect of foreign currency exchange rate fluctuations on cash	(18)	489
Decrease in cash and cash equivalents	(935)	(22,205)
Cash and cash equivalents at beginning of year	22,870	45,075
Cash and cash equivalents at end of year	$21,935	$22,870